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Exhibit 99.1

Investment Technology Group, Inc. 380 Madison Avenue, New York, NY 10017 (212) 588-4000

FOR IMMEDIATE RELEASE Contacts: Howard C. Naphtali Chief Financial Officer (212) 444-6160	Elise Wilkinson Director of Investor Relations (212) 444-6245

ITG REPORTS SECOND QUARTER RESULTS
STRONG OPERATING LEVERAGE ON RECENT VOLUME RECOVERY

New York, NY, July 17, 2003—Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based equity trading services, today announced that for the second quarter ended June 27, 2003, revenues were $88.6 million, net income was $11.8 million and diluted earnings per share were $0.25.

An improved institutional trading environment in May and June led to an increase of 21% in revenues, 82% in net income and 79% in diluted earnings per share compared to the first quarter of 2003. However, compared to last year's second quarter during which ITG achieved record U.S. trading volumes (and which preceded ITG's acquisition of Hoenig in September 2002), revenues, net income and diluted earnings per share decreased 11%, 43% and 40% respectively.

"While we are encouraged by the recent increase in trading volumes, we maintain a cautious outlook in the current environment as significant economic uncertainty remains," said Robert J. Russel, ITG President and Chief Executive Officer. "Our second quarter profit growth reflects improvement over first quarter performance in all domestic and international business units, and clearly illustrates the leverage built into our business model which can benefit us as the market recovers. In the meantime, we will continue to enhance our product offering to maintain strong market share, diversify our client base and manage our cost structure."

Compared to the first quarter of 2003, revenues per trading day were up in all three business lines. POSIT® increased by 32%, the Electronic Trading Desk by 11% and Client-Site Trading Products by 1%. Revenue per trading day compared to last year's second quarter declined 16% for POSIT and 35% for Client-Site Trading Products, while increasing 35% for the Electronic Trading Desk due to ITG's acquisition of Hoenig in September 2002.

Performance of ITG's international operations was significantly improved. Record revenues of $14.5 million represented a 41% increase over the $10.3 million for the prior year period. European revenues climbed to $6.2 million in the second quarter of 2003 versus $5.1 million in the second quarter of 2002. Second quarter revenues in Canada were a record $5.6 million compared to $3.7 million in the prior year period. Revenues in Australia were $1.5 million, unchanged from the prior year period while revenues in Asia (where ITG commenced trading in the second quarter of 2002) were $1.2 million.

Pre-tax losses from international operations were reduced by more than 50% to $1.2 million for the second quarter of 2003 ($0.03 per share) versus $2.7 million ($0.06 share) in the previous quarter. International pre-tax losses in the second quarter of 2002 were $2.3 million ($0.05 per share).

Excluding Hoenig, ITG's total U.S. trading volume was almost 5.0 billion shares (averaging 79.1 million shares per trading day) compared to 4.3 billion shares in the first quarter of 2003 (averaging 71.0 million shares per trading day) and 6.5 billion shares in the second quarter of 2002 (averaging 100.9 million shares per trading day). On a consolidated basis including both Hoenig and international operations, ITG's total trading volume was 10.2 billion shares for the second quarter of 2003 compared to 8.7 billion shares for the second quarter of 2002 and 8.2 billion shares in the first quarter of 2003.

For ITG overall, pre-tax margins were 23% compared to 17% in the first quarter of 2003 and 36% in second quarter 2002. In the U.S., ITG's pre-tax margins of 29% were up from the trailing quarter's level of 26% but down from 43% a year ago due to the reduction in trading activity. Reflecting operating leverage similar to that of ITG, Hoenig's pre-tax margins increased to 30% versus 12% in the first quarter of 2003.

Year-To-Date Results

For the six months ended June 27, 2003, revenues decreased 18% over the prior year period to $162.2 million, net income decreased 57% to $18 million and diluted earnings per share decreased 55% to $0.39.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. EDT to discuss second quarter results. Those wishing to listen to the call should dial (800) 314-7867 at least 10 minutes prior to the start of the call to ensure connection. For those unable to listen to the live broadcast of the call, a week-long replay will be available by dialing 888-203-1112 and entering the pass code 246504, and a two week-long replay will be available on ITG's website at http://www.itginc.com starting approximately 2 hours after the completion of the call.

About ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG services help clients to access liquidity, execute trades more efficiently, and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT, the world's largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG's leading-edge Client Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

In addition to historical information, this press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company's ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission and available on the company's web site.

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INVESTMENT TECHNOLOGY GROUP, INC.
Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 27, 2003	June 30, 2002	June 27, 2003	June 30, 2002
Revenues:
Commissions:
POSIT	$34,343	$41,600	$59,063	$88,186
Electronic Trading Desk	31,791	23,880	59,123	46,916
Client Site Direct Access	20,128	31,410	39,124	57,422
Other	2,380	2,508	4,843	4,612

Total revenues	88,642	99,398	162,153	197,136

Expenses:
Compensation and employee benefits	30,438	29,474	59,206	55,635
Transaction processing	11,965	11,664	22,059	23,572
Software royalties	4,530	5,387	7,646	11,308
Occupancy and equipment	8,093	6,851	15,755	13,132
Telecommunications and data processing services	4,757	4,040	9,247	8,286
Other general and administrative	8,746	6,196	15,886	11,633

Total expenses	68,529	63,612	129,799	123,566

Income before income tax expense	20,113	35,786	32,354	73,570
Income tax expense	8,298	14,985	14,050	30,601

Net income	$11,815	$20,801	$18,304	$42,969

Earnings per share:
Basic	$0.25	$0.43	$0.39	$0.88

Diluted	$0.25	$0.42	$0.39	$0.87

Basic weighted average number of common shares outstanding	47,227	48,941	47,282	48,917

Diluted weighted average number of common shares outstanding	47,237	49,597	47,296	49,659

INVESTMENT TECHNOLOGY GROUP, INC.
Consolidated Statements of Financial Condition
(In thousands, except share amounts)

	June 27, 2003	December 31, 2002
	(unaudited)
Assets
Cash and cash equivalents	$195,169	$180,970
Cash restricted or segregated under regulations and other	13,078	12,302
Securities owned, at fair value	83,559	75,644
Receivables from brokers, dealers and other, net	302,788	159,293
Investments in limited partnerships	26,653	26,104
Premises and equipment	24,664	28,999
Capitalized software	8,035	6,582
Goodwill and other intangibles	82,531	82,567
Deferred taxes	9,929	9,740
Other assets	12,016	12,053

Total assets	$758,422	$594,254

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable and accrued expenses	$89,358	$83,350
Payables to brokers, dealers and other	273,432	139,138
Software royalties payable	4,753	4,122
Securities sold, not yet purchased, at fair value	176	37
Income taxes payable	16,633	11,098

Total liabilities	384,352	237,745

Commitments and contingencies
Stockholders' Equity:
Preferred stock, par value $0.01; shares authorized: 1,000,000; shares issued: none	—	—
Common stock, par value $0.01; shares authorized: 100,000,000; shares issued: 51,237,705 and 51,220,201 at June 27, 2003 and December 31, 2002, respectively	512	512
Additional paid-in capital	156,030	155,085
Retained earnings	310,329	292,025
Common stock held in treasury, at cost; shares: 3,996,583 and 3,689,722 at June 27, 2003 and December 31, 2002, respectively	(96,882)	(92,471)
Accumulated other comprehensive income:
Currency translation adjustment	4,081	1,358

Total stockholders' equity	374,070	356,509

Total liabilities and stockholders' equity	$758,422	$594,254

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  Exhibit 99.1
ITG REPORTS SECOND QUARTER RESULTS STRONG OPERATING LEVERAGE ON RECENT VOLUME RECOVERY
INVESTMENT TECHNOLOGY GROUP, INC. Consolidated Statements of Income (unaudited) (In thousands, except per share amounts)
INVESTMENT TECHNOLOGY GROUP, INC. Consolidated Statements of Financial Condition (In thousands, except share amounts)